UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 27, 2011

ASURE SOFTWARE, INC.
(Exact name of registrant as specified in charter)

Delaware	0-20008	74-2415696
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

110 Wild Basin Road, Suite 100, Austin, Texas 78746
(Address of principal executive offices)

512-437-2700
(Registrant’s telephone number, including area code)

N/A
(Former Name and Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 27, 2011 the Board of Directors of Asure Software, Inc. (the “Company”) appointed Steven W. Rodriguez to serve as the Company’s Chief Operating Officer. Pursuant to the terms of his offer letter, effective as of June 1, 2011, Mr. Rodriguez is entitled to receive for 2011 a bonus equal to the greater of the amount of the bonus calculated under a “Beat the Budget” bonus plan or $20,000, subject to his continued employment on the payment dates. Starting in 2012, he is eligible to receive an annual discretionary bonus.

Mr. Rodriguez received a stock option to purchase 90,000 shares of the Company’s common stock at an exercise price equal to $3.50 per share, which is, at the Board’s direction, above the $3.20 closing price of the Company’s common stock on the date of grant. The stock option vests 25% on the date 12 months after the date of grant then quarterly over the next 36 months in equal amounts, subject to his continued employment with the Company. If the per share consideration in connection with a change of control is:

•	at least $4.00 per share, then 25% of the unvested portion of the stock option will immediately vest;
•	at least $5.00 per share, then an additional 50% of the unvested portion of the stock option will immediately vest;
•	at least $6.00 per share, then an additional 75% of the unvested portion of the stock option will immediately vest; and
•	at least $7.00 per share, then all of the remaining unvested portion of the stock option will immediately vest.

If the Company terminates his employment without cause, Mr. Rodriguez will receive severance equal to 13 weeks of his annual base salary.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASURE SOFTWARE, INC.

Dated: August 19, 2011	By:	/s/ David Scoglio
David Scoglio
Chief Financial Officer